COUNTERPATH CORPORATION & COUNTERPATH TECHNOLOGIES INC.

SETTLEMENT AGREEMENT

THIS AGREEMENT is dated for reference effective 31st day of October 2008.

BETWEEN

CounterPath Corporation a company incorporated under the laws of the state of Nevada and its subsidiary, CounterPath Technologies Inc., a company incorporated under the laws of the Province of British Columbia and both having an office at Suite 300, One Bentall Centre, 505 Burrard Street, Vancouver, British Columbia, Canada V7X1M3 (hereinafter referred to as the "Company")

AND

Greg Pelling having an address for notice at # 908 – 360 Bloor Street East, Toronto, Ontario, Canada M4W3M3 (hereinafter referred to as the "Employee")

WHEREAS:

A.	The main business of the Company is in the researching, developing and selling of VoIP/IP Telephony software products (the “Company's Business");

B.	The Employee has been hired by the Company to work in the Company's Business;

C.	The Employee and the Company entered into an Employment Agreement dated September 13, 2007;

D.	On May 1, 2008, the Employee accepted the position of Chief Strategy Officer with the Company and its parent;

E.	On June 24, 2008, the Employee and the Company entered into an Amended and Restated Employment Agreement; and

F.	The Employee and the Company wish to terminate the Amended and Restated Employment Agreement and enter into the Settlement Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of mutual covenants and agreements hereafter set out, the Company and the Employee agree to the following terms and conditions:

1.

Working Notice. Effective October 31, 2008 (“Notice Date”), the Employee is hereby given working notice. The Employee will continue to perform his duties and will be paid CDN$12,500 at twice monthly intervals commencing on November 15, 2008 and ending on the earlier of (a) the date the total of such payments equals CDN$230,000 (with the last payment being a partial payment) or (b) the date the Employee accepts a position with another company (the “Termination Date”).

CounterPath Corporation and CounterPath Technologies Inc.
Settlement Agreement

2.	Severance. Post-Notice Date severance shall be paid to the Employee based upon the following schedule:

	(i)	Severance of CDN$50,000 on November 7, 2008

	(ii)	Severance of CDN$100,000 paid by February 1, 2009;

(iii)

Severance of CDN$230,000 less any payments made under Section 1 to be paid on closing, or shortly thereafter of the Company raising at least $3 million in new capital raised since the effective date, provided that the terms of the financing do not prohibit such payment, and the payment does not exceed 5% of the net new capital raised;

(iv)

The Employee’s existing coverage under the Company’s existing medical and dental insurance will be continued for a period of the earlier of twelve (12) months from the Notice Date or until Employee accepts a position with another company; and

(v)

all options, which have not vested in accordance with Section 1.4 of the Stock Option Agreement(s) between the parties, shall vest on the Termination Date and become exercisable and shall remain exercisable for a period of 12 months from the Termination Date.

In the event that the Company pays to the Employee less than a total of CDN$230,000 pursuant to Sections 1, 2(ii) and 2(iii) as a result of the Employee accepting a position with another company after the Notice Date, the Company will, at its option, (a) pay in a lump sum the difference between the amount actually paid pursuant to Sections 1, 2(ii) and 2(iii), and $230,000 (the “Difference”) or (b) to the extent permissible by the TSX-V or other applicable regulatory bodies, issue to the Employee shares of common stock (“Shares”) of the Company which are equal in value of the Difference. For purposes of the determining the value of the Shares, the five day weighted average market price on the TSX-V preceding the date on which the Employee receives his last payment under (ii) herein will be used. It is agreed that if the Employee accepts employment with another company, the Company will be notified immediately.

The payments herein will be subject to regular statutory deductions including income tax. The payments referred to in Sections 1 and 2 shall be inclusive of any severance and notice that would be payable to the Employee pursuant to the provisions of the Employment Standards Act, 2000 of Ontario, or the Employment Agreement and the Amended and Restated Employment Agreement referred to in the Recitals above.

2.

Expenses and Vacation. On the Termination Date, the Company will pay Employee any accrued and unused vacation days up to a maximum of two week as of the Termination Date. It is also acknowledged that the Employee will submit any authorized outstanding expenses within the two weeks after the Termination Date, for reimbursement.

3.	Definitions:

For the purposes of this Agreement, the term "Trade Secrets" means technical information or material that is commercially valuable to the Company and not generally known in the industry. This includes, without limiting the generality of the foregoing, the following:

	(i)	any and all versions of the Company’s proprietary computer software (including source code and object code), hardware, firmware and documentation;

CounterPath Corporation and CounterPath Technologies Inc.
Settlement Agreement

(ii)

technical information concerning the Company's products, processes and services, including product and process data and specifications, diagrams, flow charts drawings, test results, know-how, inventions, research projects and product development; and

(iii)	any and all versions of proprietary software which the Company is entitled to use in the Company's Business.

For the purposes of this Agreement, the term "Confidential Information" means non-technical information or material that is commercially valuable to the Company and not generally known in the industry. This includes, without limiting the generality of the foregoing, the following:

(i)

information concerning the Company's Business, including cost information, profits, sales information, accounting and unpublished financial information, business plans, markets and marketing methods, customer lists and customer information, purchasing techniques, supplier lists and supplier information, and advertising strategies;

(ii)	information concerning the Company's employees, including their salaries, strengths, weaknesses and skills;

(iii)	information submitted by the Company's customers, suppliers, employees, consultants or co-venturers with the Company for study, evaluation or use; and

(iv)	any other information not generally known to the public which, if misused or disclosed, could reasonably be expected to adversely affect the Company's business.

4.

Post-employment Non-competition Agreement. The Employee understands that during his employment by the Company he may have become familiar with the Confidential Information and Trade Secrets of the Company. Therefore, it is possible that he could gravely harm the Company if he worked for a competitor. Accordingly, he agrees for 12 months following the Termination Date not to engage directly or indirectly in, or contribute his knowledge to any work that is competitive or functionally similar to any products of the Company, without prior consent from the Company. The Employee further agrees that during the 12 months following the Termination Date, he will not directly or indirectly compete with the Company's business, (it being understood that competition includes the design, development, production, promotion or sale of products or services competitive with those marketed, developed or supported in the Company's business) and that he will not divert or attempt to divert from the Company any business the Company enjoyed or solicited from its customers. For the purposes of this section, the post-employment restrictions on the Employee shall apply in all regions of the world.

5.

Noninterference with the Company Employees. For 12 months following the Termination Date, the Employee agrees that he will not induce, or attempt to induce, any Company employee to quit the Company's employ or recruit or hire away any Company employee.

6.

Confidentiality. The Employee will not, during or after the Termination Date, reveal any Confidential Information or Trade Secrets of the Company to any person, firm, corporation, or entity. The Employee will not, during or after the Termination Date disclose the terms of this Agreement to anyone other than the Employee’s legal and financial advisors, or unless compelled by order of a court of competent jurisdiction or otherwise as agreed to by the Company.

7.	Injunctive Relief and Security for Damages. If the Employee breaches Sections 4, 5 or 6 of this Agreement, the Company shall be entitled to an injunction restraining the Employee from same. The

CounterPath Corporation and CounterPath Technologies Inc.
Settlement Agreement

right to secure an injunction is not exclusive, and the Company may pursue any other remedies it has against the Employee for a breach or threatened breach of this condition, including the recovery of damages from the Employee, and/or treating such breach as a repudiation of this Agreement entitling the Company to terminate any severance payments or issuance of common shares of the Company that the Employee was entitled to pursuant to Section 2.

8.

Effect on Prior Agreements & Release. This Agreement supersedes all prior agreements between the parties, and the Employee agrees that the severance and other consideration payable pursuant to this Agreement is in full satisfaction of any claims the Employee may have had pursuant to previous agreements with the Company or under common law, arising from the employment or termination of his employment with the Company, or for any other reasons (hereinafter collectively referred to as “Claims”). Accordingly, the Employee, on behalf of himself, his heirs, executors, administrators, agents and assigns (the “Releasor”), releases and discharges the Company, its officers, directors, employees, predecessors, successors, assigns, and related or associated companies (the “Releasees”), from all Claims. Further, the Releasor agrees to indemnify the Releasees from any claims, charges, taxes, penalties or demands which may be made by the Canada Revenue Agency on account of income tax which is payable by the Releasor in excess of income tax withheld and remitted on the Releasor’s behalf by the Releasees.

9.

Severability. If, for any reason, any provision of this Agreement is held invalid, all other provisions of this Agreement shall remain in effect. If this Agreement is held invalid or cannot he enforced, then to the full extent permitted by law any prior agreement between the Company (or any predecessor thereof) and the Employee shall be deemed reinstated as if this Agreement had not been executed.

10.

Assumption of Agreement by Company's Successor and Assignees. The Company’s rights and obligations under this Agreement will endure to the benefit and be binding upon the parties’ successors and assigns.

11.

Oral Modifications Not Binding. Oral modifications to this Agreement shall have no effect. This Agreement may be modified only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

12.

Notices. Except as otherwise expressly provided herein, any and all notices or demands which must or maybe given hereunder or under any other instrument contemplated hereby shall be given by delivery in person or by regular mail or by facsimile transmission to the parties' respective address set out on the first page of this Agreement. All such communications, notices or presentations and demands provided for herein shall be deemed to have been delivered when actually delivered in person to the respective party, or if mailed, then on the date it would be delivered in the ordinary course of mail, or if sent by facsimile transmission, on the date of receipt of confirmation that the transmission has been received. Any party may change its address hereunder on twenty days notice to the other party in compliance with this section.

CounterPath Corporation and CounterPath Technologies Inc.
Settlement Agreement

IN WITNESS WHEREOF the parties hereto have duly executed this agreement as of the date first above written.

COUNTERPATH CORPORATION	|	GREG PELLING
COUNTERPATH TECHNOLGIES INC.	|
|
|
|
|
/s/ Donovan Jones	|	/s/ Greg Pelling
(Authorized Signature)	|	Signature of Employee
|
|
	|	October 31, 2008
	|	Date Signed

CounterPath Corporation and CounterPath Technologies Inc.
Settlement Agreement